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Your vote counts.

You can vote online, by phone or by mail using your voting form.



sustainability

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YOUR VOTE COUNTS

We recently mailed you information about our Annual Meeting of shareholders to be held May 17, 2022. Shareholders may attend the virtual Annual Meeting via the Internet through a web conference at **virtualshareholdermeeting.com/MGEE2022**.

> We have not yet received your proxy vote. Your vote and this communication may have crossed in the mail. You may vote at **proxyvote.com**, by telephone or by mail using your proxy card. Please vote your shares promptly.

Watch our video

Visit **proxyvote.com** to watch a brief video with Jeff Keebler, Chairman, President and CEO of MGE Energy and Madison Gas and Electric. Learn about our ongoing transition away from coal, goal to reduce carbon emissions at least 80% by 2030 and our clean energy investments to help us achieve net-zero carbon by mid-century.

MGE ENERGY®